July 23, 2009	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Quarterly Earnings of $0.24 Per Common Share

Key Items for the Second Quarter and First Half of 2009:

  The capital position of the Company continues to be strong, significantly exceeding the "well capitalized" thresholds established by regulators. On June 30, 2009, and on a preliminary basis, the Company's Tier 1 leverage ratio was 8.19%, Tier 1 risk-based capital ratio was 14.03%, and total risk-based capital ratio was 15.40%. At June 30, 2009, the Company's tangible common equity to total assets ratio was 5.92% as compared to 6.65% at December 31, 2008. The Company's tangible common equity to total risk-weighted assets ratio was 10.02% at June 30, 2009, as compared to 9.3% at December 31, 2008.

  The FDIC-assisted acquisition of former TeamBank N.A. is going well with more than 98% of the acquired deposits retained. System integration of the two operating systems will occur on July 24, 2009, leading to expected operational efficiencies in future periods.

  Non-performing assets decreased $11.5 million to $54.4 million from December 31, 2008. Non-performing assets as a percentage of total assets were 1.63% at June 30, 2009, as compared to 2.48% at December 31, 2008.

  Total gross loans, including FDIC-covered loans, increased $155.2 million, or 8.9%, from December 31, 2008, and decreased $61.7 million, or 3.1%, from March 31, 2009. Excluding FDIC-covered loans, construction and land development loans were down $77.5 million, or 14.2%, as compared to December 31, 2008 and down $31.3 million, or 6.3%, as compared to March 31, 2009.

  The Company increased the ratio of allowance for loan losses to total loans (excluding FDIC-covered loans) to 1.91%, as of June 30, 2009, compared to 1.73% as of March 31, 2009, and 1.66% at December 31, 2008.

  The Company reduced its brokered deposits by $292.8 million from December 31, 2008, while maintaining strong liquidity levels.

                    (Explanations of above financial results are detailed in body of this release below.)

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended June 30, 2009, were $.24 per diluted common share, or $3.3 million, compared to the $.47 per diluted common share, or $6.3 million, the Company earned during the same quarter in the prior year.

Preliminary earnings for the six months ended June 30, 2009, were $1.51 per diluted common share, or $20.7 million, compared to a loss of $.66 per diluted common share, or $8.8 million loss, during the same period in the prior year. In the March 31, 2008 quarter, the Company recorded a provision expense and related charge-off of $35 million, equal to $1.70 per share (after tax), related to a $30 million stock loan to the holding company of a failed Arkansas-based bank and the under-collateralized portion of other associated loans totaling $5 million (see the Company's Quarterly Report on Form 10-Q for March 31, 2008 for additional information).

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For the three months ended June 30, 2009, return on average equity (ROAE) was 8.06%; return on average assets (ROAA) was 0.49%; and net interest margin (NIM) was 3.00%. For the six months ended June 30, 2009, return on average equity (ROAE) was 22.99%; return on average assets (ROAA) was 1.44%; and net interest margin (NIM) was 2.92%.

"Overall, the Company performed well in the second quarter, which reflects the underlying strength of our Company," said Great Southern President and Chief Executive Officer Joseph W. Turner. "This quarter included a special FDIC insurance assessment of $1.7 million and the full operational expenses of the FDIC-assisted acquisition of TeamBank N.A. We expect the expenses related to this acquisition to decrease in subsequent periods as we complete the integration of the two companies.

"Credit quality and the resolution of non-performing loans continue to be top priorities. Non-performing assets have decreased for the last two quarters, but remain at elevated levels. We have seen moderate decreases in non-performing loans for the last two quarters and experienced increases in foreclosed assets, a positive sign as we migrate problem loans through the credit resolution process. While we are somewhat encouraged to see this decline in non-performing assets, the overall economy remains weak, and therefore we expect non-performing assets, loan loss provisions and net charge-offs to continue to be elevated, but at manageable levels."

Turner added, "Net loan balances decreased by $59.7 million from the end of the previous quarter. The reduction in loan balances was primarily a result of significant decreases in the construction and land development sector. In this difficult economy, we remain committed to meeting the credit needs of businesses and consumers based on sound lending principles. Single family residential loans were up from last quarter with activity in both refinancings and new originations. Consumer lending experienced a slight decline as loan demand continues to wane. In addition, the Company also saw gains in commercial real estate balances from the end of 2008.

"Core deposit growth was up slightly in the second quarter. Core deposits (excluding national and brokered certificates of deposit) increased $75.5 million from the previous quarter with increases primarily in non-interest-bearing checking and certificates of deposit. In addition, CDARS® customer account balances grew $84.9 million from March 31, 2009.

"Our net interest margin increased from the March 31, 2009 quarter as a result of changes in our liability mix and increased yield on loans. As part of our liquidity strategy, in 2008 we increased longer-term brokered certificates of deposit by $359 million to provide liquidity for operations and to maintain in reserve our available secured funding lines with the Federal Home Loan Bank and the Federal Reserve Bank. We have begun to actively redeem or replace some of these brokered certificates to take advantage of cheaper funding rates. In the second quarter of 2009, we reduced our brokered deposit balances by $105 million from the end of the previous quarter while maintaining very strong liquidity levels for the Company."

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Selected Financial Data and Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended June 30, 2009			Six Months Ended June 30, 2009
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded
Net interest income	$21,779	$ (283)	$22,062	$39,334	$ (393)	$39,727
Provision for loan losses	6,800	--	6,800	11,800	--	11,800
Non-interest income	10,588	337	10,251	41,625	1,184	40,441
Non-interest expense	20,008	--	20,008	35,222	--	35,222
Provision for income taxes	1,423	(19)	1,404	11,542	(277)	11,265
Net income	$ 4,136	$ 35	$ 4,101	$22,395	$ 514	$21,881
Net income available to common shareholders	$ 3,295	$ 35	$ 3,260	$20,729	$ 514	$20,215

	Three Months Ended June 30, 2008			Six Months Ended June 30, 2008
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded
Net interest income	$18,131	$ (977)	$19,108	$35,974	$(2,334)	$38,308
Provision for loan losses	4,950	--	4,950	42,700	--	42,700
Non-interest income	9,864	2,290	7,574	20,047	5,264	14,783
Non-interest expense	13,557	--	13,557	27,674	--	27,674
Provision for income taxes	3,156	(460)	2,696	(5,532)	(1,026)	(6,558)
Net income (loss)	$ 6,332	$ 853	$ 5,479	$ (8,821)	$ 1,904	$(10,725)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share
Reported Earnings (Loss) Per Common Share	$3,295	$.24	$6,332	$.47	$20,729	$1.51	$ (8,821)	$(.66)
Amortization of deposit broker origination fees (net of taxes)	184		635		256		1,517
Net change in fair value of interest rate swaps and related deposits (net of taxes)	(219)		(1,488)		(770)		(3,421)
Earnings excluding impact of hedge accounting entries	$3,260		$5,479		$20,215		$(10,725)

FDIC-ASSISTED ACQUISITION OF CERTAIN ASSETS AND LIABILITIES OF TEAMBANK

On March 20, 2009, Great Southern Bank entered into a purchase and assumption agreement with loss share with the Federal Deposit Insurance Corporation (FDIC) to assume all of the deposits (excluding brokered deposits) and certain assets of TeamBank, N.A., a full service commercial bank headquartered in Paola, Kan. The loans, commitments and ORE purchased are covered by a loss share agreement between the FDIC and Great Southern which affords Great Southern significant protection. The Company anticipates

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buying all primary banking center buildings available for purchase from the FDIC, except the Lee's Summit office, which was closed on July 17, 2009. Acquisition costs of the buildings will be based on current appraisals and determined at a later date. The Company provided significant details about this transaction in its Current Report on Form 8-K/A issued on June 5, 2009.

Since the March acquisition, customer deposits have remained stable with a current retention rate of 98%. At the end of business on July 24, 2009, the Company is merging the former TeamBank operational systems into Great Southern's systems. This conversion will allow all Great Southern and former TeamBank customers to conduct business and have access to consistent products and services at all banking centers throughout the Great Southern franchise. Upon completion of the operational integration, back office support functions will be consolidated with anticipated operational efficiencies realized in future periods.

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the second quarter of 2009 increased $3.7 million to $21.8 million compared to $18.1 million for the second quarter of 2008. Net interest margin was 3.00% in the quarter ended June 30, 2009, compared to 3.07% in the same period in 2008, a decrease of seven basis points. Excluding the impact of the accounting entries recorded for certain interest rate swaps (amortization of deposit broker origination fees), economically, net interest income for the second quarter of 2009 increased $3.0 million to $22.1 million compared to $19.1 million for the second quarter of 2008. Net interest margin excluding the effects of the accounting change was 3.04% in the quarter ended June 30, 2009, compared to 3.23% in the quarter ended June 30, 2008. The average interest rate spread was 2.99% in the three months ended June 30, 2009, compared to 2.82% in the three months ended June 30, 2008. In addition, the average interest rate spread increased compared to the average interest rate spread of 2.69% in the three months ended March 31, 2009. On June 30, 2009, the interest rate spread was 3.28%.

The Company's net interest margin decreased compared to the same quarter in the prior year; however, the net interest margin increased from the quarter ended March 31, 2009. In 2008, the Company decided to increase the amount of longer-term brokered certificates of deposit during 2008 to provide liquidity for operations and to maintain in reserve its available secured funding lines with the Federal Home Loan Bank (FHLBank) and the Federal Reserve Bank. In 2008, the Company issued approximately $359 million of new brokered deposits which are fixed rate certificates with maturity terms of generally two to four years, which the Company (at its discretion) may redeem at par generally after six months. As market interest rates on these types of deposits have decreased in recent months, the Company has redeemed or replaced many of these certificates in 2009 in order to lock in cheaper funding rates and to reduce some of its excess liquidity. At June 30, 2009, the Company had $167 million of callable deposits remaining, and has redeemed or is in the process of redeeming $67 million of this amount subsequent to June 30, 2009. In addition during 2008, the Company issued approximately $137 million of new brokered certificates, which are fixed rate certificates with maturity terms of generally two to four years, which the Company may not redeem prior to maturity. There are no interest rate swaps associated with any of these brokered certificates. These longer-term certificates carry an interest rate that is approximately 200 to 300 basis points higher than the interest rate that the Company would have paid if it instead utilized short-term advances from the FHLBank. The Company decided the higher rate was justified by the longer term and the ability to keep committed funding lines available throughout 2008 and into 2009. Excess funds were invested in short-term cash equivalents at rates that resulted in a negative spread. The average balance of cash and cash equivalents in the three and six months ended June 30, 2009, was $410 million and $355 million, respectively.

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As a result of redeeming and replacing some of these brokered deposits, the Company's net interest margin was 3.00% in the three months ended June 30, 2009, compared to 2.81% in the three months ended March 31, 2009. In addition, the net interest margin improved as a result of increased yield on the Company's loan portfolio primarily due to the loans added at their fair market value from the FDIC-assisted transaction.

The Federal Reserve most recently cut interest rates on December 16, 2008. Great Southern has a significant portfolio of loans which are tied to a "prime rate" of interest. Some of these loans are tied to some national index of "prime," while most are indexed to "Great Southern prime." The Company has elected to leave its "prime rate" of interest at 5.00% in light of the current highly competitive funding environment for deposits and wholesale funds. This does not affect a large number of customers as a majority of the loans indexed to "Great Southern prime" are already at interest rate floors which are provided for in individual loan documents. At its most recent meeting on June 24, 2009, the Federal Reserve Board elected to leave the Federal Funds rate unchanged and did not indicate that rate changes are imminent.

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the first six months of 2009 increased $3.3 million to $39.3 million compared to $36.0 million for the first six months of 2008. Net interest margin was 2.92% in the six months ended June 30, 2009, compared to 3.07% in the same period in 2008, a decrease of 15 basis points. Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the first six months of 2009 increased $1.4 million to $39.7 million compared to $38.3 million for the first six months of 2008. Net interest margin excluding the effects of the accounting change was 2.95% in the six months ended June 30, 2009, compared to 3.27% in the six months ended June 30, 2008.

Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	Dollars	%	Dollars	%	Dollars	%	Dollars	%
Net Interest Income/Margin	$21,779	3.00%	$18,131	3.07%	$39,334	2.92%	$35,974	3.07%
Amortization of deposit broker origination fees	283.04		977.16		393.03		2,334.20
Net interest income/margin excluding impact of hedge accounting entries	$22,062	3.04%	$19,108	3.23%	$39,727	2.95%	$38,308	3.27%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" tables in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Non-interest income increased to $10.6 million for the second quarter of 2009 compared to $9.9 million in the same period 2008, primarily as a result of the following items:

  FDIC-assisted acquisition: Income of $1.4 million was recorded due to the discount related to the FDIC indemnification asset booked in connection with the FDIC-assisted transaction completed in the first quarter of 2009. Additional income will be recognized in future periods as loans are collected from customers and as reimbursements of losses are collected from the FDIC, but we cannot estimate the timing of this income due to the variables associated with this transaction.

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  Gain on loan sales: Net realized gains on loan sales increased $371,000, or 101.6%, in the second quarter of 2009. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market.

  Deposit account charges: Deposit account charges and ATM and debit card usage fees increased $569,000, or 14.3%, in the three months ended June 30, 2009. A large portion of this increase was the result of the acquisition of the former TeamBank accounts.

Partially offsetting the above positive income items during the second quarter 2009 as compared to the second quarter 2008 were the following items:

  Interest rate swaps: The change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits resulted in an increase of $337,000 in the three months ended June 30, 2009, and an increase of $2.3 million in the three months ended June 30, 2008. This income is part of a 2005 accounting restatement in which approximately $3.4 million (net of taxes) was charged against retained earnings in 2005. This charge has been recovered in subsequent periods as interest rate swaps matured or were terminated by the swap counterparty. At June 30, 2009, all of this charge has been recovered and there will be no impact in future quarters.

  Commission revenue: Second quarter 2009 commission income from the Company's travel, insurance and investment divisions decreased $680,000, or 28.0%, compared to the same period in 2008. The decrease was primarily in the Company's travel division which experienced a decrease in commission income of $491,000 in the second quarter of 2009 compared to the same period in 2008. Customers have reduced their travel in light of current economic conditions. A portion of the decrease ($147,000) also occurred in the investment division as a result of the alliance formed in 2008 with Ameriprise Financial Services through Penney, Murray and Associates. As a result of this change, Great Southern now records most of its investment services activity on a net basis in non-interest income. Thus, non-interest expense related to the investment services division is also reduced.

Non-interest income increased to $41.6 million for the first six months of 2009 compared to $21.6 million for the six months ending June 30, 2008, primarily as a result of the following items:

  FDIC-assisted acquisition: A significant one-time gain of $27.8 million was recorded related to the TeamBank transaction which was discussed in the Company's March 31, 2009 Quarterly Report on Form 10-Q. Additional income increases were described in the above discussion of non-interest income for the three months ended June 30, 2009.

  Gain on loan sales: Net realized gains on loan sales increased $583,000, or 76.9%, in the first six months of 2009 compared to the same period in 2008. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market.

  Deposit account charges: Deposit account charges and ATM and debit card usage fees increased $375,000, or 5.0%, in the six months ended June 30, 2009 compared to the same period in 2008. This increase was mainly the result of the acquisition of the former TeamBank accounts.

Partially offsetting the above positive income items for the first six months of 2009 as compared with the same period in 2008 were the following items:

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  Securities impairment: Non-interest income decreased significantly as the result of the impairment write-down in value of certain investments during the first quarter of 2009. The impairment write-down totaled $4.0 million on a pre-tax basis and was discussed in the Company's March 31, 2009 Quarterly Report on Form 10-Q.

  Interest rate swaps: The change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits resulted in an increase of $1.2 million in the six months ended June 30, 2009, and an increase of $5.3 million in the six months ended June 30, 2008.

  Commission revenue: For the six months ended June 30, 2009, commission income from the Company's travel, insurance and investment divisions decreased $1.5 million, or 28.8%, compared to the same period in 2008. The decrease was primarily in the Company's travel division which experienced a decrease in commission income of $795,000 in the first half of 2009 compared to the same period in 2008. Customers have reduced their travel in light of current economic conditions. Another large portion of the decrease ($592,000) also occurred in the investment division as a result of the alliance formed in 2008 with Ameriprise Financial Services as described above.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2009 was $20.0 million compared with $13.6 million for the second quarter of 2008, or an increase of $6.4 million, or 47.6%. Non-interest expense for the first six months of 2009 was $35.2 million compared with $27.7 million for the first six months of 2008, or an increase of $7.5 million, or 27.3%. The following were key items related to the increases in non-interest expense in the three and six month periods:

  FDIC-assisted acquisition: The Company's increase in non-interest expense in the second quarter and first six months of 2009 compared to the same periods in 2008 primarily related to the FDIC-assisted acquisition of the former TeamBank. In the three months ended June 30, 2009, non-interest expenses related to the operations of the former TeamBank banking centers were $2.8 million, including $1.9 million of salaries and benefits expense and $550,000 of occupancy and equipment expense. In addition, the Company recorded other non-interest expenses of $1.4 million related to the acquisition and operation of other areas of the former TeamBank, including $514,000 of salaries and benefits expense and $232,000 of occupancy and equipment expense.

  FDIC insurance premiums: In 2009, the FDIC significantly increased insurance premiums for all banks. Due to losses and projected losses to the deposit insurance fund, in addition to the regular quarterly deposit insurance assessments, the FDIC imposed a special five basis point special assessment on all insured depository institutions based on assets (minus Tier 1 capital) as of June 30, 2009. The Company recorded an expense of $1.7 million in the three months ended June 30, 2009, for this special assessment.

  Foreclosure-related expenses: Due to the increases in levels of foreclosed assets, foreclosure-related expenses in the second quarter of 2009 were higher than the comparable 2008 period by approximately $665,000. Similarly, foreclosure-related expenses increased $1.4 million in the six months ended June 30, 2009, compared to the same period in 2008.

The Company's efficiency ratio for the quarter ended June 30, 2009, was 61.82% compared to 48.43% in the same quarter in 2008. The Company's ratio of non-interest expense to average assets increased from 2.10%

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for the three months ended June 30, 2008, to 2.30% for the three months ended June 30, 2009. The efficiency ratio in the second quarter of 2009 was negatively impacted by the FDIC special assessment, TeamBank-related operating expenses, and increased expenses related to foreclosures.

The Company's efficiency ratio for the six months ended June 30, 2009, was 43.51% compared to 49.40% in the same period in 2008. The Company's ratio of non-interest expense to average assets increased from 2.16% for the six months ended June 30, 2008, to 2.19% for the six months ended June 30, 2009. The efficiency ratio in the first half of 2009 was positively impacted by the TeamBank-related one-time gain and negatively impacted by the investment securities impairment write-downs recorded by the Company in the first quarter of 2009 and the other expenses discussed above.

Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended June 30,
	2009			2008
	Non-Interest Expense	Revenue Dollars*	%	Non-Interest Expense	Revenue Dollars*	%
Efficiency Ratio	$20,008	$32,367	61.82%	$13,557	$27,995	48.43%
Amortization of deposit broker origination fees	--	283	(.55)	--	977	(1.77)
Net change in fair value of interest rate swaps and related deposits	--	(337)	.65	--	(2,290)	4.15
Efficiency ratio excluding impact of hedge accounting entries	$20,008	$32,313	61.92%	$13,557	$26,682	50.81%

* Net interest income plus non-interest income.

	Six Months Ended June 30,
	2009			2008
	Non-Interest Expense	Revenue Dollars*	%	Non-Interest Expense	Revenue Dollars*	%
Efficiency Ratio	$35,222	$80,959	43.51%	$27,674	$56,021	49.40%
Amortization of deposit broker origination fees	--	393	(.21)	--	2,334	(2.17)
Net change in fair value of interest rate swaps and related deposits	--	(1,184)	.64	--	(5,264)	4.90
Efficiency ratio excluding impact of hedge accounting entries	$35,222	$80,168	43.94%	$27,674	$53,091	52.13%

* Net interest income plus non-interest income.

INCOME TAXES

For the three months ended June 30, 2009, the Company's effective tax rate was 25.6%. For the six months ended June 30, 2009, the Company's effective tax rate was 34.0%. In future periods, the Company expects its effective tax rate to be 32-35%.

CAPITAL

As of June 30, 2009, total stockholders' equity was $257.4 million (7.7% of total assets). As of June 30, 2009, common stockholders' equity was $201.6 million (6.0% of total assets), equivalent to a book value

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of $15.06 per common share. Total stockholders' equity at December 31, 2008, was $234.1 million (8.8% of total assets). As of December 31, 2008, common stockholders' equity was $178.5 million (6.7% of total assets), equivalent to a book value of $13.34 per common share. Common stockholders' equity increased $23.1 million, or 12.9%, in the six months ended June 30, 2009.

At June 30, 2009, the Company's tangible common equity to total assets ratio was 5.9% as compared to 6.6% at December 31, 2008, due to increased assets from the FDIC-assisted acquisition and increases in cash equivalents and investments. The Company's tangible common equity to total risk-weighted assets ratio was 10.0% at June 30, 2009.

As of June 30, 2009, the Company's and the Bank's regulatory capital levels were categorized as "well capitalized" as defined by the Federal banking agencies' capital-related regulations. On June 30, 2009, and on a preliminary basis, the Bank's Tier 1 leverage ratio was 7.51%, Tier 1 risk-based capital ratio was11.92%, and total risk-based capital ratio was 13.18%. On June 30, 2009, and on a preliminary basis, the Company's Tier 1 leverage ratio was 8.19%, Tier 1 risk-based capital ratio was 14.03%, and total risk-based capital ratio was 15.40%.

On December 5, 2008, Great Southern Bancorp, Inc. became a participant in the U.S. Treasury's voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP, it exceeded all "well-capitalized" regulatory benchmarks. The Company issued to the U.S. Treasury 58,000 shares of the Company's newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, in an aggregate exchange of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share. The amount of preferred shares sold represents approximately 3% of the Company's risk-weighted assets as of September 30, 2008.

Through its preferred stock investment, the Treasury will receive a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable at 100% of the issue price, subject to the approval of the Company's federal regulator.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses increased $1.8 million, from $5.0 million during the three months ended June 30, 2008, to $6.8 million during the three months ended June 30, 2009. The provision for loan losses decreased $30.9 million, from $42.7 million during the six months ended June 30, 2008, to $11.8 million during the six months ended June 30, 2009. See the Company's Quarterly Report on Form 10-Q for March 31, 2008, for additional information regarding the large provision for loan losses in the first quarter of 2008. The allowance for loan losses increased $3.4 million, or 11.8%, to $32.6 million at June 30, 2009, compared to $29.2 million at December 31, 2008. Net charge-offs were $4.4 million in the three months ended June 30, 2009, versus $4.2 million in the three months ended June 30, 2008. Net charge-offs were $8.4 million in the six months ended June 30, 2009, versus $40.9 million in the six months ended June 30, 2008. The large amount of charge-offs for the six months ended June 30, 2008, was due principally to the $35 million which was provided for and charged off in the quarter ended March 31, 2008, related to the Company's loans to the Arkansas-based bank holding company and related loans to individuals described in the Company's Quarterly Report on Form 10-Q for March 31, 2008. In addition, general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to increased provisions in both 2008 and 2009. As properties were transferred into foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

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Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management has long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. More recently, additional procedures have been implemented to provide for more frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss share agreement, was 1.91%, 1.73% and 1.66% at June 30, 2009, March 31, 2009, and December 31, 2008, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank non-performing assets, including foreclosed assets, are not included in the totals and discussion of non-performing loans, potential problem loans and foreclosed assets below due to the loss share agreement with the FDIC, which substantially covers principal losses that may be incurred in these portfolios. In addition, these covered assets were recorded at their estimated fair values as of March 20, 2009, and no material additional losses or changes to these estimated fair values have been identified as of June 30, 2009.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets, excluding $3.0 million of FDIC-covered foreclosed assets, at June 30, 2009, were $54.4 million, down $11.5 million from December 31, 2008. Non-performing assets as a percentage of total assets were 1.63% at June 30, 2009, compared to 2.48% at December 31, 2008. Compared to December 31, 2008, non-performing loans decreased $18.8 million to $14.4 million while foreclosed assets increased $10.2 million to $42.9 million. Commercial real estate, construction and business loans comprised $10.8 million, or 75%, of the total $14.4 million of non-performing loans at June 30, 2009.

Non-performing Loans. Compared to December 31, 2008, the total amount of non-performing loans decreased $18.8 million to $14.4 million at June 30, 2009. Decreases in non-performing loans during the quarter ended June 30, 2009, were primarily due to the transfer of two loan relationships from the Non-performing Loans category to the Foreclosed Assets category and the repayment in full of one relationship. These three relationships were described in the Company's March 31, 2009 Quarterly Report on Form 10-Q. The decreases were as follows:

  A $7.7 million loan relationship, which is secured by a condominium and retail historic rehabilitation development in St. Louis, was transferred to Foreclosed Assets during the second quarter of 2009. The original relationship has been reduced through the receipt of Tax Increment Financing funds and

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  Federal and State historic tax credits. Upon receipt of the remaining Federal and State tax credits in 2009, the Company reduced the balance of this relationship to approximately $5.3 million. At the time of foreclosure, this relationship was further reduced to $4.2 million through a charge-off of $1.1 million. This relationship was described more fully in the Company's 2008 Annual Report on Form 10-K under "Non-performing Assets."

  A $1.8 million loan relationship, which is secured primarily by lots in two subdivisions in the St. Louis area, was transferred to Foreclosed Assets during the second quarter of 2009. This was part of an original $8.3 million loan relationship, which was secured primarily by lots in multiple subdivisions in the St. Louis area. It was reduced to $1.8 million in a prior period through the transfer of $5.4 million to foreclosed assets and the charge-off of $1.4 million. This relationship was previously charged down $2 million upon transfer to non-performing loans.

  A $1.1 million loan relationship, which was secured by a motel in central Missouri. The collateral was purchased by a third party at foreclosure and the loan was paid off in April 2009.

Partially offsetting these decreases in non-performing loans was the following addition to non-performing loans during the three months ended June 30, 2009:

  A $1.4 million loan relationship, which is secured by a condominium historic rehabilitation development in St. Louis. This relationship is over ninety days past due but is still accruing interest. This is a participation loan in which Great Southern is not the lead bank.

At June 30, 2009, three significant loan relationships accounted for $4.7 million of the total non-performing loan balance of $14.4 million. In addition to the one new relationship noted above, two other significant loan relationships were previously included in Non-performing Loans and remained there at June 30, 2009. These two relationships are described below:

  A $1.7 million loan relationship, which is secured primarily by an office building near Springfield, Mo., and commercial land in Branson, Mo. This relationship was charged down approximately $1.2 million upon transfer to non-performing loans. A parcel of commercial land was foreclosed in the second quarter of 2009 which reduced this loan relationship from $2.0 million.

  A $1.6 million loan relationship, which is secured primarily by eleven houses for sale in Northwest Arkansas.

Foreclosed Assets. Foreclosed assets increased $10.2 million during the three months ended June 30, 2009, from $32.7 million at December 31, 2008, to $42.9 million at June 30, 2009. During the three months ended June 30, 2009, foreclosed assets increased, as described above, primarily due to the addition of one $4.2 million relationship consisting of a condominium and retail historic rehabilitation development in St. Louis and the increase by $1.2 million of one $6.6 million relationship consisting of lots in multiple subdivisions in the St. Louis area. Foreclosed assets decreased primarily due to the sale of one $1.5 million house that was part of a $1.8 million relationship, the reduction of $298,000 to a $1.9 million relationship in Northwest Arkansas through the sale of a portion of the assets, and the reduction of $350,000 to a $2.3 million relationship in Kansas City through the sale of a portion of the assets.

At June 30, 2009, ten separate relationships comprise $28.1 million, or 66%, of the total foreclosed assets balance. In addition to the one new and one increased relationship described above, eight other of these relationships were previously described more fully in the Company's March 31, 2009 Quarterly Report on Form 10-Q under "Foreclosed Assets."

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BUSINESS INITIATIVES

The Company is expanding its retail banking center network in the St. Louis and Kansas City metropolitan regions. This is part of the Company's overall long-term plan to open two to three banking centers per year as market conditions warrant. The Company's first retail banking center in the St. Louis market opened on May 11, 2009, and has been the Company's most successful new market banking center opening generating more than $63 million in core deposits to date. Located in Creve Coeur, Mo., the full-service banking center complements a loan production office and a Great Southern Travel office already in operation in this market. Construction is nearing completion on a second banking center in Lee's Summit, Mo., a suburb of Kansas City. The banking center is anticipated to open at the end of August and will enhance access and service to Lee's Summit-area customers. Great Southern opened its first Lee's Summit retail location in 2006.

In other news, Great Southern Bancorp, Inc. was added to the broad-market Russell 3000® Index and small-cap Russell 2000® Index effective after the stock market close on June 26, 2009. The Russell 3000® Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000® Index or the large-cap Russell 1000® Index. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An investment-leading $4 trillion in assets currently are benchmarked to theses indexes.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale price of GSBC stock in the quarter ended June 30, 2009, was $20.55.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 56 banking centers and over 200 ATMs in Missouri, Kansas and Nebraska. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis.

www.greatsouthernbank.com

Forward-Looking Statements

When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and six months ended June 30, 2009, and 2008, are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	June 30, 2009	December 31, 2008
	(Dollars in thousands)
Total assets	$3,332,715	$2,659,923
Loans receivable, gross	1,901,377	1,746,159
Allowance for loan losses	32,602	29,163
Foreclosed assets, net	42,935	32,659
Available-for-sale securities, at fair value	721,123	647,678
Deposits	2,448,521	1,908,028
Total borrowings	608,719	500,030
Total stockholders' equity	257,375	234,087
Common stockholders' equity	201,579	178,507
Non-performing assets (excluding FDIC-supported assets)	54,353	65,861
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
Selected Operating Data:	2009	2008	2009	2008	2009
	(Dollars in thousands)
Interest income	$40,221	$35,664	$74,521	$74,004	$34,301
Interest expense	18,442	17,533	35,187	38,030	16,746
Net interest income	21,779	18,131	39,334	35,974	17,555
Provision for loan losses	6,800	4,950	11,800	42,700	5,000
Non-interest income	10,588	9,864	41,625	20,047	31,037
Non-interest expense	20,008	13,557	35,222	27,674	15,214
Provision (credit) for income taxes	1,423	3,156	11,542	(5,532)	10,119
Net income (loss)	$4,136	$6,332	$22,395	$(8,821)	$18,259
Net income (loss) available to common shareholders	$3,295	$6,332	$20,729	$(8,821)	$17,435

Per Common Share:
Net income (loss) (fully diluted)	$.24	$.47	$1.51	$(.66)	$ 1.29
Book value	$15.06	$12.86	$15.06	$12.86	$14.88
Earnings Performance Ratios:
Annualized return on average assets	.49%	1.00%	1.44%	(.70)%	2.58%
Annualized return on average stockholders' equity	8.06%	14.13%	22.99%	(9.36)%	39.66%
Net interest margin	3.00%	3.07%	2.92%	3.07%	2.81%
Net interest margin excluding hedge acctg. entries	3.04%	3.23%	2.95%	3.27%	2.83%
Average interest rate spread	2.99%	2.82%	2.86%	2.76%	2.69%
Efficiency ratio	61.82%	48.43%	43.51%	49.40%	31.31%
Non-interest expense to average total assets	2.30%	2.10%	2.19%	2.16%	2.05%
Asset Quality Ratios (excluding FDIC-supported assets):
Allowance for loan losses to period-end loans	1.91%	1.49%	1.91%	1.49%	1.73%
Non-performing assets to period-end assets	1.63%	2.65%	1.63%	2.65%	1.81%
Non-performing loans to period-end loans	.75%	1.79%	.75%	1.79%	1.22%
Annualized net charge-offs to average loans	1.01%	.90%	.96%	4.38%	.91%
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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	June 30, 2009	December 31, 2008	March 31, 2009
	(Unaudited)		(Unaudited)
ASSETS
Cash	$ 225,970	$ 135,043	$ 316,802
Interest-bearing deposits in other financial institutions	179,297	32,877	106,452
Cash and cash equivalents	405,267	167,920	423,254
Available-for-sale securities	721,123	647,678	768,420
Held-to-maturity securities (fair value $26,394 - June 2009; $1,422 - December 2008)	26,290	1,360	1,360
Mortgage loans held for sale	16,788	4,695	4,421
Loans receivable (1), net of allowance for loan losses of $32,602 - June 2009; $29,163 - December 2008	1,868,775	1,716,996	1,928,464
FDIC indemnification asset (2)	154,869	--	153,578
Interest receivable	15,427	13,287	15,870
Prepaid expenses and other assets	22,240	14,179	13,955
Foreclosed assets held for sale (3), net	42,935	32,659	40,394
Premises and equipment, net	36,870	30,030	35,674
Goodwill and other intangible assets	4,440	1,687	4,589
Investment in Federal Home Loan Bank stock	12,461	8,333	12,268
Refundable income taxes	2,071	7,048	1,696
Deferred income taxes	3,159	14,051	2,912
Total Assets	$ 3,332,715	$ 2,659,923	$ 3,406,855
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 2,448,521	$ 1,908,028	$ 2,453,768
Securities sold under reverse repurchase agreements with customers	327,101	215,261	311,143
Federal Home Loan Bank advances	200,364	120,472	201,194
Structured repurchase agreements	50,000	50,000	50,000
Short-term borrowings	325	83,368	85,324
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	7,325	9,225	9,038
Advances from borrowers for taxes and insurance	1,379	334	997
Accounts payable and accrued expenses	9,396	8,219	9,621
Total Liabilities	3,075,340	2,425,836	3,152,014
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding June 2009 and December 2008 - 58,000 shares	55,796	55,580	55,687
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2009 - 13,385,731 shares; December 2008 - 13,380,969 shares	134	134	134
Stock warrants; June 2009 and December 2008 - 909,091 shares	2,452	2,452	2,452
Additional paid-in capital	19,984	19,811	19,928
Retained earnings	172,219	156,247	171,274
Accumulated other comprehensive income (loss)	6,790	(137)	5,366
Total Stockholders' Equity	257,375	234,087	254,841
Total Liabilities and Stockholders' Equity	$ 3,332,715	$ 2,659,923	$ 3,406,855
(1)	At June 30, 2009, includes loans net of discounts totaling $212.0 million, which are subject to significant FDIC support through the loss share agreement.
(2)	At June 30, 2009, includes amounts in process of being billed to the FDIC under the terms of the loss share agreement.
(3)	At June 30, 2009, includes foreclosed assets net of discounts totaling $3.0 million, which are subject to significant FDIC support through the loss share agreement.
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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED June 30,		SIX MONTHS ENDED June 30,		THREE MONTHS ENDED March 31,
	2009	2008	2009	2008	2009
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 31,832	$ 29,661	$ 58,568	$ 62,401	$ 26,737
Investment securities and other	8,389	6,003	15,953	11,603	7,564
TOTAL INTEREST INCOME	40,221	35,664	74,521	74,004	34,301
INTEREST EXPENSE
Deposits	14,974	14,863	28,974	31,762	14,000
Federal Home Loan Bank advances	1,492	1,142	2,437	2,724	946
Short-term borrowings and repurchase agreements	1,774	1,186	3,321	2,783	1,547
Subordinated debentures issued to capital trust	202	342	455	761	253
TOTAL INTEREST EXPENSE	18,442	17,533	35,187	38,030	16,746
NET INTEREST INCOME	21,779	18,131	39,334	35,974	17,555
PROVISION FOR LOAN LOSSES	6,800	4,950	11,800	42,700	5,000
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	14,979	13,181	27,534	(6,726)	12,555
NON-INTEREST INCOME
Commissions	1,752	2,432	3,613	5,072	1,861
Service charges and ATM fees	4,539	3,970	7,911	7,536	3,372
Net realized gains on sales of loans	736	365	1,341	758	606
Net realized gains (losses) on sales and impairments of available-for-sale securities	176	1	(3,809)	8	(3,985)
Net gain (loss) on sales of fixed assets	12	156	28	166	16
Late charges and fees on loans	173	154	307	373	134
Change in interest rate swap fair value net of change in hedged deposit fair value	337	2,277	1,184	5.254	846
Gain recognized on business acquisition	1,367	--	29,199	--	27,833
Other income	1,496	509	1,851	880	354
TOTAL NON-INTEREST INCOME	10,588	9,864	41,625	20,047	31,037
NON-INTEREST EXPENSE
Salaries and employee benefits	10,136	7,970	18,052	16,246	7,916
Net occupancy and equipment expense	2,728	2,137	5,409	4,185	2,681
Postage	676	569	1,242	1,132	566
Insurance	2,572	507	3,526	1,120	954
Advertising	425	342	640	620	215
Office supplies and printing	297	226	477	445	180
Telephone	451	360	797	732	346
Legal, audit and other professional fees	672	343	1,336	721	664
Expense (income) on foreclosed assets	598	262	1,351	615	753
Other operating expenses	1,453	841	2,392	1,858	939
TOTAL NON-INTEREST EXPENSE	20,008	13,557	35,222	27,674	15,214
INCOME (LOSS) BEFORE INCOME TAXES	5,559	9,488	33,937	(14,353)	28,378
PROVISION (CREDIT) FOR INCOME TAXES	1,423	3,156	11,542	(5,532)	10,119
NET INCOME (LOSS)	4,136	6,332	22,395	(8,821)	18,259
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	841	--	1,666	--	824
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$ 3,295	$ 6,332	$ 20,729	$ (8,821)	$ 17,435
BASIC EARNINGS PER COMMON SHARE	$.25	$.47	$1.55	$(.66)	$1.30
DILUTED EARNINGS PER COMMON SHARE	$.24	$.47	$1.51	$(.66)	$1.29
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.18	$.36	$.36	$.18
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Average Balances, Interest Rates and Yields

             The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $456,000 and $637,000 for the three months ended June 30, 2009 and 2008, respectively. Fees included in interest income were $894,000 and $1.4 million for the six months ended June 30, 2009 and 2008, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

June 30, 2009	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008

	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.99%	$ 274,136	$3,864	5.65%	$202,878	$3,284	6.51%
Other residential	6.16	121,934	1,888	6.21	104,025	1,708	6.60
Commercial real estate	6.35	580,751	10,447	7.22	474,441	7,751	6.57
Construction	5.78	582,365	8,907	6.13	684,099	10,654	6.26
Commercial business	5.90	140,102	2,519	7.21	167,010	2,446	5.89
Other loans	7.21	191,964	3,009	6.29	174,435	2,889	6.66
Industrial revenue bonds	6.25	63,764	1,198	7.54	54,144	929	6.90

Total loans receivable	6.18	1,955,016	31,832	6.53	1,861,032	29,661	6.41

Investment securities and other interest-earning assets	4.11	953,040	8,389	3.53	517,762	6,003	4.66

Total interest-earning assets	5.53	2,908,056	40,221	5.55	2,378,794	35,664	6.03
Non-interest-earning assets:
Cash and cash equivalents		226,202			75,472
Other non-earning assets		237,552			78,090
Total assets		$3,371,810			$2,532,356

Interest-bearing liabilities:
Interest-bearing demand and savings	1.08	$ 585,917	1,591	1.09	$ 574,942	2,456	1.72
Time deposits	2.69	1,658,206	13,383	3.24	1,238,145	12,407	4.03
Total deposits	2.28	2,244,123	14,974	2.68	1,813,087	14,863	3.30
Short-term borrowings	1.73	417,824	1,774	1.70	232,548	1,186	2.05
Subordinated debentures issued to capital trust	2.62	30,929	202	2.62	30,929	342	4.45
FHLB advances	2.84	200,618	1,492	2.98	123,150	1,142	3.73

Total interest-bearing liabilities	2.25	2,893,494	18,442	2.56	2,199,714	17,533	3.21
Non-interest-bearing liabilities:
Demand deposits		183,870			149,568
Other liabilities		33,332			3,801
Total liabilities		3,110,696			2,353,083
Stockholders' equity		261,114			179,273
Total liabilities and stockholders' equity		$3,371,810			$2,532,356

Net interest income:
Interest rate spread	3.28%		$21,779	2.99%		$18,131	2.82%
Net interest margin*				3.00%			3.07%
Average interest-earning assets to average interest-bearing liabilities		100.5%			108.1%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

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June 30, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008

	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.99%	$ 257,265	$ 7,441	5.83%	$198,343	$6,548	6.64%
Other residential	6.16	124,135	3,752	6.10	98,467	3,477	7.10
Commercial real estate	6.35	541,523	18,144	6.76	471,571	16,187	6.90
Construction	5.78	568,347	16,640	5.90	693,675	22,858	6.63
Commercial business	5.90	135,557	4,557	6.78	184,271	5,711	6.23
Other loans	7.21	191,862	5,855	6.15	169,490	5,755	6.83
Industrial revenue bonds	6.25	61,994	2,179	7.09	54,577	1,865	6.87

Total loans receivable	6.18	1,880,683	58,568	6.28	1,870,394	62,401	6.71

Investment securities and other interest-earning assets	4.11	839,230	15,953	3.83	487,952	11,603	4.78

Total interest-earning assets	5.53	2,719,913	74,521	5.53	2,358,346	74,004	6.31
Non-interest-earning assets:
Cash and cash equivalents		225,528			71,452
Other non-earning assets		154,860			74,476
Total assets		$3,100,301			$2,504,274

Interest-bearing liabilities:
Interest-bearing demand and savings	1.08	$ 541,332	2,978	1.11	$557,478	5,473	1.97
Time deposits	2.69	1,521,069	25,996	3.45	1,192,434	26,289	4.43
Total deposits	2.28	2,062,401	28,974	2.83	1,749,912	31,762	3.65
Short-term borrowings	1.73	400,105	3,321	1.67	228,728	2,783	2.45
Subordinated debentures issued to capital trust	2.62	30,929	455	2.97	30,929	761	4.95
FHLB advances	2.84	165,491	2,437	2.97	144,462	2,724	3.79

Total interest-bearing liabilities	2.25	2,658,926	35,187	2.67	2,154,031	38,030	3.55
Non-interest-bearing liabilities:
Demand deposits		164,242			150,690
Other liabilities		26,614			11,067
Total liabilities		2,849,782			2,315,788
Stockholders' equity		250,519			188,486
Total liabilities and stockholders' equity		$3,100,301			$2,504,274

Net interest income:
Interest rate spread	3.28%		$39,334	2.86%		$35,974	2.76%
Net interest margin*				2.92%			3.07%
Average interest-earning assets to average interest-bearing liabilities		102.3%			109.5%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

END